EXHIBIT 99.1

                                      FOR:   Consolidated Graphics, Inc.

                              APPROVED BY:   Ronald E. Hale, Jr.
                                             Vice President & Treasurer
                                             (713) 787-0977

                                  CONTACT:   Betsy Brod/Jonathan Schaffer
                                             Media: Merridith Ingram/Heather Fox
                                             Morgen-Walke Associates, Inc.
                                             (212) 850-5600

FOR IMMEDIATE RELEASE



                        CONSOLIDATED GRAPHICS TO ACQUIRE
                      BYRUM LITHOGRAPHING OF COLUMBUS, OHIO


     Houston, Texas - September 8, 1999 - Consolidated Graphics, Inc. (NYSE:CGX) announced today that it has signed a letter of intent to acquire Byrum Lithographing Co., a full-service, high-quality commercial printer in Columbus, Ohio. Byrum's printing services offer the latest in advanced printing technology, including pre-press document manipulation, up to six-color printing, and full-service bindery and fulfillment services. Bob Schumacher, President, will continue to lead Byrum upon completion of the transaction.

     Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics, commented, "Byrum is dedicated to providing customers with print solutions and exceptional customer service through superior printing technology. This is a strategy shared by all of our companies as we continually employ the latest technology to offer superior quality and efficient and timely service. We welcome Bob Schumacher and his team to our organization."

     Bob Schumacher commented, "Providing a quality product and superior service has been Byrum's goal for over 50 years. With Consolidated Graphics' managerial expertise, financial strength and purchasing power, Byrum will continue to satisfy the demands of our customers well into the future."

     Consolidated Graphics, Inc. is the fastest growing printing company in the United States. A consolidator in a highly fragmented industry, the Company adds value to its acquisitions through managerial and operational expertise, financial strength and economies of scale. Upon completion of pending acquisitions, Consolidated Graphics will have companies operating in 25 states with annualized revenues in excess of $670 million. For more information, visit the Company's website at www.consolidatedgraphics.com.

     This press release contains forward-looking statements which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Consolidated Graphics' expectations regarding run-rate revenues assume, among other things, completion of pending acquisitions, general economic conditions, continued demand for its product, the availability of raw materials, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics' filings with the Securities and Exchange Commission.

                                      # # #